Exhibit 99.1

CODESMART™ Group Parent Company Changes Name from
“First Independence Corp.” to “CodeSmart Holdings, Inc.”

Ticker Symbol to Change to ITEN

NEW YORK, June 17, 2013 (GLOBE NEWSWIRE) – CodeSmart Holdings, Inc. (OTCQB: FICFD), with its subsidiary, The CODESMART™  Group, Inc. (collectively, "CODESMART™"), a premier ICD-10 education and solutions group that offers CODESMART™ ™ UNIVERSITY, its on-line education solution and customizable training solutions, announces today that effective on June 14, 2013,  it has changed its name from “First Independence Corp.” to “Codesmart Holdings, Inc.”  Reflective of this change, its stock symbol will remain as “FICFD” until July 12, 2013 and will be changed to “ITEN” on July 15, 2013. Also effective on June 14, 2013, CODESMART™ also effectuated a 2-for-1 forward split of its outstanding common stock, without changing the par value of the common stock.

For more details of the above changes, please refer to the Company’s current report on Form 8-K dated June 14, 2013.

“We are extremely pleased to align our parent corporation with the rest of our company’s branding,” says Ira Shapiro, CEO of CODESMART™.  “This is the first step in a process that we believe will continue to bring additional shareholder value to CODESMART™.”

About CODESMART™

CODESMART Holdings, Inc. (OTCQB: FICFD) with its subsidiary, The CODESMART™ Group, Inc., is a premier national subject matter expert for ICD-10 education and compliance in the United States. Its product, CODESMART™ UNIVERSITY, is an on-line program of study for existing coders, new coders, clinicians, and healthcare roles of all types. Created by a combination of a leading panel of ICD-10 subject matter experts and a major four-year accredited university, which contributed the nation's top course designers and a platform that already provides interactive education to more than 60,000 students per year in degree programs. The ICD-10 training also includes live professors who work with and guide students through the programs of study in ICD-10.

CODESMART™ UNIVERSITY is endorsed by over 60 colleges and universities nationwide for its quality of education. The CODESMART™ Group, Inc. also provides solutions for ICD-10 transitions, outsource coding, coding audits, critical documentation improvement and the revenue cycle continuum.

To learn more about CODESMART™ UNIVERSITY's proprietary programs, visit www.codesmartuniversity.org.

Contact:
Company Contact:	Investor and Media Contact:
Ira Shapiro	Jules Abraham
Chairman and CEO	JQA Partners, LLC
The CODESMART™ Group, Inc.	jabraham@jqapartners.com
ishapiro@CODESMART™ group.com	917-885-7378
646-526-7867